Exhibit 10.7.1

PRINCIPAL FINANCIAL GROUP, INC.
2005 DIRECTORS STOCK PLAN

ARTICLE I.
PURPOSE

The purposes of the “PRINCIPAL FINANCIAL GROUP, INC. 2005 DIRECTORS STOCK PLAN” (the “Plan”) are to enable the Company to attract, retain and motivate the best qualified non-employee directors and to enhance a long-term aligning of interests between the non-employee directors and shareholders of the Company by granting equity-based awards as provided herein.

ARTICLE II.
DEFINITIONS

2.1                                 Definitions.    Whenever used herein, the following terms shall have the respective meanings set forth below:

1)                                      “Award” means an Option, an award of Restricted Stock, an award of Restricted Stock Units, or an Other Stock-Based Award.

2)                                      “Board” means the Board of Directors of the Company.

3)                                      “Code” means the Internal Revenue Code of 1986, as amended.

4)                                      “Common Stock” means the common stock of the Company, par value $0.01 per share.

5)                                      “Committee” means the Nominating and Governance Committee of the Board or such other committee of the Board as the Board shall designate from time to time.

6)                                      “Company” means Principal Financial Group, Inc., a Delaware corporation, and any successor thereto.

7)                                      “Domestic Partner” means any person qualifying to be treated as a domestic partner of a Participant under the applicable policies, if any, of the Company.

8)                                      “Fair Market Value” means, on any date, the price of the last trade, regular way, in the Common Stock on such date on the New York Stock Exchange or, if at the relevant time, the Common Stock is not listed to trade on the New York Stock Exchange, on such other recognized quotation system on which the trading prices of the Common Stock are then quoted (the “applicable exchange”). In the event that (i) there are no Common Stock transactions on the applicable exchange on any relevant date, Fair Market Value for such date shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported and (ii) the applicable exchange adopts a trading policy permitting trades after 5 P.M. Eastern Standard Time (“EST”), Fair Market Value shall mean the last trade, regular way, reported on or before 5 P.M. EST (or such earlier or later time as the Committee may establish from time to time).

9)                                      “Family Member” means, as to a Participant, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, mother-in-law, father-in-law, son-in-law or daughter-in-law (including adoptive relationships), or Domestic Partner of such Participant, (ii) trusts for the exclusive benefit of one or more such persons and/or the Participant and (iii) other entity owned solely by one or more such persons and/or the Participant.

10)                                “Net Exercised” shall mean the exercise of an Option or any portion thereof by the delivery of the greatest number of whole shares of Common Stock having a Fair Market Value on the date of exercise not in excess of the difference between the aggregate Fair Market Value of the shares of Common Stock subject to the Option (or the portion of such Option then being exercised) and the aggregate exercise price for all such shares of Common Stock under the Option (or the portion thereof then being exercised), with any fractional share that would result from such equation to be payable in cash.

11)                                “Option” means the right to purchase one share of Common Stock at a stated purchase price on the terms specified in Article V of the Plan. The Options are nonstatutory stock options not intended to qualify under Section 422 of the Code.

12)                                “Other Stock-Based Award” means an award of, or related to, shares of Common Stock other than an Award of Options, Restricted Stock or Restricted Stock Units, as granted by the Committee in accordance with the provisions of Article VII hereof.

13)                                “Participant” means a member of the Board who is not an officer or employee of the Company or any entity controlling, controlled by, or under common control with the Company, and is not the beneficial owner of a controlling interest in the voting stock of the Company or of any entity that holds a controlling interest in the Company’s voting stock.

14)                                “Period of Restriction” means the period specified by the Committee or established pursuant to the Plan during which a Restricted Stock or Restricted Stock Unit award is subject to forfeiture.

15)                                “Plan” means the Principal Financial Group, Inc. 2005 Directors Stock Plan, as set forth herein and as amended from time to time.

16)                                “Prior Plan” means the Principal Financial Group Inc. Directors Stock Plan.

17)                                “Restricted Stock” means an award of Common Stock made pursuant to Article VI that is forfeitable by the Participant until the completion of a specified period of future service as a member of the Board or until otherwise determined by the Committee or in accordance with the terms of the Plan.

18)                                “Restricted Stock Unit” means a contractual right awarded pursuant to Article VI that entitles the holder to receive shares of Common Stock (or the value thereof in cash) upon the completion of a specified period of future service as a member of the Board or at such other time or times determined by the Committee or in accordance with the terms of the Plan.

ARTICLE III.
ADMINISTRATION

3.1                                 Rules, Interpretation and Determinations.    The Plan shall be administered by the Committee. The Committee shall have full authority to interpret and administer the Plan, to establish, amend and rescind rules for carrying out the Plan, to construe the respective option agreements and to make all other determinations and to take all other actions that it deems necessary or advisable for administering the Plan; provided that, no Committee member may participate in any decision with respect to such member’s benefits or entitlements under the Plan, unless such decision applies generally to all non-employee directors. Each determination, interpretation or other action made or taken by the Committee shall be final and binding for all purposes and upon all persons.

3.2                                 Agents and Expenses.    The Committee may appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements or other documents on its behalf. The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.

ARTICLE IV.
SHARES ISSUABLE

4.1                                 Number of Shares.    Subject to Section 4.3 below, unless the shareholders of the Company approve an increase in such number by a shareholder vote, the maximum number of shares of Common Stock that may be made issuable or distributable under the Plan is 500,000. Shares of Common Stock to be issued under the Plan may consist, in whole or in part, of treasury shares or authorized but unissued shares not reserved for any other purpose.

4.2                                 Canceled, Terminated, or Forfeited Awards.    Any shares of Common Stock subject to an Award (as determined under Section 4.1) or any award made or granted under the Prior Plan which for any reason expires without having been exercised, is canceled or terminated or otherwise is settled without the issuance of any Common Stock shall again be available for grant under the Plan. In applying the immediately preceding sentence, if (i) shares otherwise issuable or issued in respect of, or as part of, any Award that are withheld to cover taxes shall not be treated as having been issued under the Plan and (ii) any Options are Net Exercised, only the net number of shares of Common Stock issued in respect of such Options shall be deemed issued under the Plan. In addition, shares of Common Stock tendered to exercise outstanding Options or other Awards or to cover taxes shall also be available for issuance under the Plan (and shall be counted as one share for purposes of Section 4.1), except and unless such shares are tendered more than ten years after the effective date of the Plan.

4.3                                 Adjustment Due to Change in Capitalization.    In the event of any Common Stock dividend or split, recapitalization (including, but not limited, to the payment of an extraordinary dividend to the shareholders of the Company), merger, consolidation, combination, spin-off, distribution of assets to shareholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change, the aggregate number of shares of Common Stock available for grant under Section 4.1 or subject to outstanding Awards and the respective exercise prices, if any, applicable to outstanding Awards may be appropriately adjusted by the Committee, in its discretion, and the Committee’s determination shall be conclusive.

ARTICLE V.
AWARDS AND TERMS OF OPTIONS

5.1                                 Grants of Options.    The Committee shall have the power to grant to any Participant or all Participants Options to purchase such number of shares of Common Stock, and on such terms and conditions, as it shall determine. The Committee may adopt different terms and conditions of each Option, whether granted to different Participants or the same Participant, and whether or not granted at the same time.

5.2                                 Exercise Price.    The exercise price for any share of Common Stock subject to an Option shall be not less than the Fair Market Value on the date such Option is granted. No Option granted hereunder may have its exercise price reduced (other than pursuant to the provisions of Section 4.3) unless such action is expressly authorized by shareholder action in accordance with Article VIII.

5.3                                 Period of Exercisability.    The Committee shall determine the date or dates at which Options become exercisable. Each Option shall, if not previously exercised in accordance with the terms of the Plan, in all events expire on the tenth (10th) anniversary of the date of the grant thereof. If a Participant shall cease to provide services to the Company, such Participant or, in the case of death, the Participant’s estate or beneficiary, may exercise any Option exercisable by the Participant at the date his or her service terminated until the earlier of (A) five (5) years from the date the Participant ceased to provide services to the Company and (B) the tenth (10th) anniversary of the date the Option was granted.

5.5                                 Procedure for Exercise.    The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of any Options unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price therefor. Without limiting the generality of the foregoing, payment of the exercise price may be made (i) in cash or its equivalent; (ii) by exchanging shares of Common Stock (which are not the subject of any pledge or other security interest), subject to such terms and conditions as the Committee shall establish; (iii) by any combination of the foregoing; provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such Common Stock tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price; or (iv) in accordance with any other procedure or arrangement approved by the Committee, except that, in no event shall the Company loan a Participant funds or otherwise extend credit to a Participant to facilitate such Participant’s exercise of any of his or her Options. Additionally, to the extent authorized by the Committee (whether at or after grant), Options may be Net Exercised subject to such terms and conditions as the Committee may from time to time impose.

ARTICLE VI.
RESTRICTED STOCK

6.1                                 Standard Grants of Restricted Stock Units.    Unless otherwise determined by the Committee, on the date of each annual meeting of shareholders occurring during the term of the Plan (including, without limitation, the meeting occurring in 2005), each director in office immediately following such shareholders’ meeting shall be granted the greatest whole number of Restricted Stock Units having a value (based on the 20-day average of the Fair Market Value preceding such date) not in excess of $75,000 (or such greater or lesser amount as the Committee shall determine from time to time). If a person becomes a member of the Board after the effective date of the Plan other than on the date of an annual meeting of shareholders, on or after the date of such Participant’s election to the Board, such Participant shall be granted a number of Restricted Stock Units as determined by the Committee in its sole discretion.

6.2                                 Discretionary Grants of Restricted Stock or Restricted Stock Units.    Without limiting the generality of Section 6.1, the Committee may also grant Restricted Stock or Restricted Stock Units to any Participant or all Participants at such times, with respect to such number of shares of Common Stock and on such terms and conditions (including, in the case of any grant made in exchange for foregoing the receipt of fees otherwise payable in cash, a discount in the value of the Common Stock subject to the award to reflect the applicable restrictions on the Award) not inconsistent with the Plan as the Committee shall determine.

6.3                                 Agreements; Restrictions on Certificates.    The terms and conditions of each grant of Restricted Stock or Restricted Stock Units shall be evidenced in writing. If Restricted Stock is evidenced by the issuance of stock certificates, the Committee shall require that such stock certificates be held in the custody of the Secretary of the Company until the Period of Restriction lapses, and that, as a condition of such Restricted Stock award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

6.4                                 Restrictions on Transferability.    Except as provided in Section 9.2, no shares of Restricted Stock or Restricted Stock Units may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the lapse of the Period of Restriction. The Committee shall establish the Period of Restriction and the date or dates at which such Period of Restriction shall lapse, in whole or in part, with respect to any award made pursuant to Section 6.2. Unless otherwise determined by the Committee at the time of grant, the Period of Restriction with respect to any award of Restricted Stock Units granted under Section 6.1 shall lapse on the scheduled date of the first annual meeting of shareholders scheduled to occur after the date such Restricted Stock Units are granted. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Period of Restriction applicable to any Restricted Stock or Restricted Stock Units shall not lapse, in whole or in part, at any time after the Participant has ceased to provide services to the Company.

6.5                                 Distributions in Respect of Restricted Stock Units.    Unless the Committee shall otherwise determine at or prior to the time of grant, any Restricted Stock Units awarded under Section 6.1 shall not be distributed to a Participant (regardless of when such Restricted Stock Units become vested and nonforfeitable) until after the date the Participant’s services as member of the Board terminate. At the time the Committee makes any grant of Restricted Stock Units pursuant to Section 6.2, the Committee shall specify when such Restricted Stock Units shall be distributed.

6.6                                 Rights as a Shareholder.    Unless otherwise determined by the Committee at the time of grant and subject to Section 6.7, Participants holding shares of Restricted Stock may exercise full voting rights and other rights as a shareholder with respect to those shares during the Period of Restriction. A Participant receiving Restricted Stock Units shall not have any rights as a shareholder prior to the actual issuance of Common Stock in respect thereof in accordance with Section 6.5, except that the Participant shall be entitled to payment of dividend equivalents on such rights equal to the dividends that would have been payable (or accumulated, pursuant to Section 6.6) had the corresponding equity rights been actual shares of Restricted Stock.

6.7                                 Dividends and Dividends Equivalents.    Unless otherwise determined by the Committee at the time of grant, (i) any cash dividends paid on shares of Restricted Stock will not be paid currently, but rather will be credited to an account established for the Participant and invested in additional shares of Common Stock based on the Fair Market Value on the distribution date for such dividends, (ii) any distributions paid on Restricted Stock in property other than Common Stock shall be converted into cash, which will be treated in the same manner as any cash dividends, (iii) any dividends or distributions paid on Restricted Stock in shares of Common Stock will be held for the benefit of the Participant and (iv) any additional shares credited to or held for a Participant pursuant to this Section 6.7 in respect of any such dividends or distributions on Restricted Stock shall become vested and nonforfeitable upon the same terms and conditions as are applicable to the shares underlying the Award in respect of which they were paid. With respect to any grant of Restricted Stock Units, there will be credited to an account established for the Participant dividend equivalents in respect of the dividends and distributions paid on that number of outstanding shares of Common Stock corresponding to the shares subject to such Award and such account will be administered in substantially the same manner as the account established for a Participant hereunder in respect of dividends and distributions paid on Restricted Stock (including, without limitation, the condition pertaining to vesting and forfeiture).

6.8                                 Termination of Service.    Unless otherwise determined by the Committee at or after the time of grant, in the event the service of the Participant as member of the Board shall terminate for any reason, any Restricted Stock or Restricted Stock Units awarded to such Participant as to which the Period of Restriction has not lapsed shall be forfeited.

ARTICLE VII
OTHER STOCK-BASED AWARDS

7.1                                 Other Stock Based Awards.    The Committee may make Other Stock-Based Awards, including, but not limited to, the outright grant of Common Stock in satisfaction of obligations of the Company under another compensatory plan, program or arrangement, modified awards intended to comply with or structured in accordance with the provisions of applicable non-U.S. law or practice, or the sale of Common Stock, in such amounts and subject to such terms and conditions as the Committee shall determine. Each such Other Stock-Based Award shall be evidenced in writing and specify the terms and conditions applicable thereto. Any such Other Stock-Based Award may entail the transfer of actual shares of Common Stock or the payment of the value of such Award in cash based upon the value of a specified number of shares of Common Stock, or any combination of the foregoing, as determined by the Committee. The terms of any Other Stock-Based Award need not be uniform in application to all (or any class of) Participants, and each Other Stock-Based Award granted to any Participant (whether or not at the same time) may have different terms.

7.2                                 Termination of Employment or Service.    In addition to any other terms and conditions that may be specified by the Committee, each Other Stock-Based Award shall specify the impact of termination of services as a member of the Board upon the rights of a Participant in respect of such Award.

ARTICLE VIII
TERMINATION, MODIFICATION AND AMENDMENT

                                                The Board may, at any time and from time to time amend, modify, suspend, or terminate this Plan, in whole or in part, without notice to or the consent of any Participant; provided, however, that any amendment which would (i) increase the number of shares available for issuance under the Plan, (ii) lower the minimum exercise price at which an Option may be granted or otherwise permit the repricing of any outstanding Options (other than in the context of a transaction referenced in Section 4.3), (iii) extend the maximum term for Options granted hereunder or (iv) otherwise amend the Plan in a material fashion that would require the approval of shareholders under the applicable rules and regulations of any exchange or automated quotation system on which the Common Stock is listed to trade shall be subject to the approval of the Company’s shareholders. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant.

ARTICLE IX
GENERAL PROVISIONS

9.1                                 No Right to Remain as a Director.    The Plan shall not impose any obligations on the Company to retain any Participant as a Director nor shall it impose any obligation on the part of any Participant to remain in service to the Company.

9.2                                 Transferability.    No Awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than in accordance with Section 9.3 below, by will or by the laws of descent and distribution; provided that the Committee may, in the appropriate award agreement or otherwise, permit transfers of Awards to Family Members (including, without limitation, transfers effected by a domestic relations order) subject to such terms and conditions as the Committee shall determine.

9.3                                 Beneficiary Designation.    Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of the Participant’s death. Each designation will revoke all prior designations by the same Participant with respect to all Awards previously granted, shall be in a form prescribed by the Committee, and will be effective only when received by the Committee in writing during the Participant’s lifetime. In the absence of any such effective designation, benefits remaining unpaid at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by the Participant’s estate. Except as otherwise expressly provided herein, nothing in this Plan is intended or may be construed to give any person other than Participants any rights or remedies under this Plan.

9.4                                 Rights as a Stockholder.    No Participant nor any beneficiary thereof shall have any rights as a stockholder with respect to any shares of Common Stock covered by any Award until such person shall have become the holder of record of such shares.

9.5                                 Requirements of Law.    The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

9.6                                 Term of Plan.    The Plan shall be effective upon the date, if any, on which it is approved by the Company’s shareholders. The Plan shall continue in effect, unless sooner terminated pursuant to Article VIII above, until the tenth anniversary of the date of such shareholder approval.

9.7                                 Governing Law.    The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflict of laws.

9.8                                 No Constraint on Corporate Action.    Except as provided in Article VIII above, nothing contained in this Plan shall be construed to prevent the Company, or any affiliate, from taking any corporate action (including, but not limited to, the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Plan, or any awards made under this Plan. No director, beneficiary, or other person shall have any claim against the Company, or any of its affiliates, as a result of any such action.

9.9                                 Indemnification.    Each member of the Board and the Committee shall be indemnified and held harmless by the Company (or, if applicable, any affiliate of the Company) against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member of the Board or the Committee in connection with or resulting from any claim, action, suit, or proceeding to which such member may be made a party or in which such member may be involved by reason of any action taken or failure to act under the Plan (in the absence of bad faith) and against and from any and all amounts paid by such member in settlement thereof, with the Company’s (or, if appropriate, an affiliate’s) approval, or paid by such member in satisfaction of any judgment in any such action, suit, or proceeding against such member, provided that such member shall give the Company (or, if applicable, an affiliate) an opportunity, at its own expense, to handle and defend the same before such member undertakes to handle and defend it individually. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which any such person may be entitled under the Company’s Certificate of Incorporation or By-Laws, by contract, as a matter of law, or otherwise.

9.10                           Deferral of Payment.    At the time any Award is granted (or such earlier time as the Committee may require), the Committee may permit a Participant to elect, upon such terms and conditions as the Committee may establish, to defer receipt of shares of Common Stock that would otherwise be issued in connection with an Award.

9.11                           Headings and Captions.    The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.